EXHIBIT 2.2
                                                                     -----------


                            STOCK PURCHASE AGREEMENT

            AGREEMENT dated as of August 11, 2004 among the stockholder of Mergence Technologies Corporation (the "Company") set forth on the signature pages hereto ("Seller") and Datawatch Corporation, a Delaware corporation ("Buyer").

                                R E C I T A L S:

            WHEREAS, Buyer desires to purchase all of the outstanding capital stock of the company (the "Shares") (the aggregate number of which Shares, including certain Shares (the "Employee Shares") to be issued to certain employees immediately prior to the closing of the purchase, is 168,940 shares of Common Stock), for an aggregate purchase price of (a) $2,500,000 and (b) the Earnout Payments as provided on Schedule 1.03 hereto;

            WHEREAS; Buyer is entering into stock purchase agreements with each of the stockholders of the Company (the "Sellers");

            WHEREAS, Buyer desires to purchase from Seller all of the Shares owned by the Seller; and

            WHEREAS, the Seller desires to sell to Buyer all of the Shares owned by the Seller;

            NOW, THEREFORE, the parties hereto agree as follows:

1.          PURCHASE AND SALE.

            1.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the Closing, that number of Shares as is set forth opposite the Seller's name on Schedule 1.01. The purchase price for all of the Seller's Shares (the "Purchase Price") is (a) the amount of cash set forth in
Schedule 1.01 and (b) the Earnout Payments as defined in Section 1.03. The Purchase Price shall be paid as provided in Sections 1.02 and 1.03.

            1.02. CLOSING. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts on August 11, 2004, or, if later, upon the closing of the purchase of all other Shares. At the Closing:

                        (a) Buyer shall pay to the Seller the cash purchase
            price for the Seller's Shares (less any applicable withholding) by check payable to the Seller.

                        (b) Seller shall deliver to Buyer certificates for the
            Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

            1.03. EARNOUT PAYMENTS. Buyer shall pay to Seller Earnout Payments in accordance with the provisions of Schedule 1.03. For purposes of such payments, Seller's Seller Proportion is as set forth on Schedule 1.01.

2.          REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS.

            The Seller represents and warrants to, and agrees with, Buyer as follows:

            2.01. TITLE TO AND VALIDITY OF SHARES. The Seller now has, and on the Closing Date will have, good and marketable title to and unrestricted power to vote and sell the Shares designated as owned by the Seller opposite Seller's name on Schedule 1.01 (including, if any, the Employee Shares), free and clear of any Lien and, upon purchase and payment therefor and delivery to Buyer thereof in accordance with the terms of this Agreement, Buyer will obtain good and marketable title to such Shares free and clear of any Lien. All Shares to be sold by the Seller are registered in the name of such Seller. Seller has no claim against the Company or its subsidiary for any additional shares of capital stock or other compensation other than wages for the most recent pay period.

            2.02. AUTHORITY. The Seller has the legal power, right and authority to enter into and perform this Agreement, and to perform each of his obligations hereunder.

3.          CONDITIONS TO CLOSING.

            3.01. CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) Seller shall have delivered to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

            (b) The closing of the purchase of Shares from all other shareholders of the Company shall be occurring simultaneously with the Closing.

            3.02. CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

            (a) Buyer shall have paid to the Seller the cash purchase price (less any applicable withholding) by check payable in the name of the Seller.

4.          TERMINATION.

            4.01. GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing by Buyer if the Closing shall not have been consummated on or before August 31, 2004.

            4.02. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 4.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement.

5.          MISCELLANEOUS.

            5.01. NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iii) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

if to Buyer, to:                        with a copy to:

         President                               William B. Simmons, Jr.
         Datawatch Corporation                   Testa, Hurwitz & Thibeault, LLP
         175 Cabot Street                        125 High Street
         Lowell, MA  01854                       Boston, MA 02110
         Telecopy:  (978) 453-4443               Telecopy: (617) 248-7100

if to Seller:

               at his or her address shown in
               Schedule 1.01

            Such information may be changed, from time to time, by means of a notice given in the manner provided in this Section 5.01.

            5.02. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended prior to the Closing if, and only if, such amendment is in writing and signed by Buyer and the Seller. Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound by the waiver.

            (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            5.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

            5.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            5.05. FURTHER ASSURANCES. From time to time after the Closing, at the request of Buyer and without further consideration, Seller will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

            5.06. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

            5.07. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

            5.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

            5.09. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

            5.10. JURISDICTION. Any dispute, controversy or claim arising out of, in connection with, or in relation to this Agreement or any breach thereof shall be finally settled by arbitration, pursuant to the rules then obtaining of the American Arbitration Association. The arbitration shall be held in Wilmington, Delaware. Any award shall be final, binding and conclusive upon the parties and a judgment upon the award rendered thereon may be entered in any court having jurisdiction thereof. In any such arbitration action, the party which is determined in the arbitration proceeding to be the breaching party under the Agreement shall pay for and bear the cost of all parties' experts, evidence and counsel; provided, however, that if both parties are determined in the arbitration proceeding to be breaching parties, the arbitrator shall assign the responsibility for the payment of such costs based upon the relative nature and extent of the breach by each such party.


                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                          DATAWATCH CORPORATION


                                          By:
                                             -----------------------------------
                                             Title: President and CEO


                                          SELLER:


                                          --------------------------------------
















                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

                                                                   SCHEDULE 1.01
                                                                   -------------

                    PURCHASED SHARES AND CASH PURCHASE PRICE
                    ----------------------------------------


                             SHARES OWNED BY SELLER
                             ----------------------

                            OUTSTANDING                          TOTAL
                            -----------                   # OF SHARES SOLD BY
NAME AND ADDRESS OF SELLER     SHARES    EMPLOYEE SHARES         SELLER        CASH PURCHASE PRICE  SELLER PROPORTION
--------------------------     ------    ---------------         ------        -------------------  -----------------






                                                                   SCHEDULE 1.03
                                                                   -------------



            2.03.  EARNOUT PAYMENTS.

                        (a) For each quarter during the six year period ending
            September 30, 2010, (the "Earnout Period"), Buyer shall pay to the Sellers, in accordance with this Section 2.03, an amount (each an "Earnout Payment" and together the "Earnout Payments") calculated by multiplying the Total Researcher Revenues for such period by 10%. The portion of each Earnout Payment to be allocated to each Seller is based on the proportion that the cash purchase price that such Seller was entitled to receive at Closing bears to the total cash purchase price that all Sellers were entitled to receive at the Closing (the "Seller Proportion"). Notwithstanding anything herein to the contrary, Earnout Payments with respect to the four quarters ending September 30, 2005 ("First Year Earnout Payments") shall not be paid until the date on which the Earnout Payment for the quarter ending September 30, 2005 is due ("First Year Earnout Due Date").

                        (b) "Total Researcher Revenues" shall mean the total net
            revenues of the Company and Buyer for the applicable quarter or other period during the Earnout Period, determined in accordance with generally accepted accounting principles and as provided herein, from the sale or license, including subscriptions, of the Researcher Product.

                        "Researcher Product" means the software product
            developed by the Company known as Researcher, and related Company Intellectual Property including, without limitation, the applicable patents ("Researcher Intellectual Property"), as currently constituted, and as the product may be modified, and any derivative or other product developed which utilizes or relies on the Researcher Intellectual Property. "Net Revenues" shall be calculated in accordance with generally accepted accounting principles as gross revenues less returns and bad debts. To the extent the Researcher Product is sold or licensed as part of another product or product suite of buyer, the net revenues for the Research Product will be calculated by comparing the total price for the products sold or licensed with the sum of the buyers listed retail price for the products sold or licensed, and applying any discount to the listed retail price for Research Products sold or licensed.

                        (c) The right to receive the Earnout Payments is a
            contract right only and no certificate evidencing such right shall be issued. The right to receive the Earnout Payments shall not be transferred or assigned, except (a) by will or the laws of descent and distribution, or (b) to a spouse or child of a Seller, or a trust of which a Seller or his or her spouse or child is the beneficiary or (c) to a Person which is not a competitor or an affiliate of a competitor of the Buyer; provided, however, that the transferring Seller notifies Buyer of such distribution in writing, provides Buyer with the transferee's name and address and the exact rights transferred and such transferee agrees in writing (in form and substance satisfactory to Buyer) to be bound by the terms and conditions of this Agreement.

                        (d) Not later than 30 days after the end of each fiscal
            quarter in the Earnout Period (other than a fiscal quarter which is the end of the Buyer's fiscal year), Buyer shall prepare a written calculation of the Earnout Payment based on Buyer's unaudited consolidated financial statements for such period and shall deliver to each of the Sellers copies of such calculation and such unaudited financials together with payment of the full amount of the Earnout Payment (less any applicable withholding) for such period (except as provided in Section 2.03(a)).

                        (e) Not later than 45 days after the end of each fiscal
            year of Buyer in the Earnout Period, Buyer shall prepare a preliminary written calculation of the Earnout Payment for the preceding fourth quarter and shall deliver to each of the Sellers a copy of such preliminary calculation. Within seven days of the release of Buyer's audited financial statement for each such fiscal year, Buyer shall prepare a final written calculation of the Earnout Payment (less any applicable holding) for such fourth quarter based on such financial results (reflecting any changes from the preliminary calculation and corrections, if any, for prior quarters resulting from the audit of Buyer's financial statements) and shall deliver to each of the Sellers a copy of such calculation with payment of the full amount of the Earnout Payment for such period adjusted for any such corrections.

                        (f) Sellers will have twenty (20) days from receipt of
            each of the calculations in Sections 2.03(d) and 2.03(e) to contest in writing to Buyer (the "Objection Notice"), which notice must be signed by Sellers who were the holders of at least 25% of the Shares, a calculation of an Earnout Payment that they believe in good faith to be inaccurate. If Sellers issue an Objection Notice, Buyer shall provide Sellers with reasonable access to the supporting information for such calculations. Buyer and Sellers shall use their best efforts to reach agreement on the disputed amount. If Buyer and Sellers are unable to reach such agreement within twenty (20) days of receipt of the Objection Notice by Buyer, the parties agree to cause independent accountants of recognized standing reasonably satisfactory to Sellers and Buyer (who shall not have a material relationship with Buyer, the Company or any Seller) (the "Accounting Referee") promptly to review this Agreement and the disputed amounts. The Accounting Referee shall deliver to Sellers and Buyer, as promptly as practicable, a reporting setting forth the calculation of the disputed amount. The report of the Accounting Referee shall be final and binding upon the parties hereto. The cost of each such review and report shall be borne by Sellers; provided however, that Buyer shall bear all the expenses associated with any such review if the applicable Earnout Payment exceeds Buyer's original calculation of such amount by more than five percent (5%) of such original calculation. Each of the Sellers agrees to keep any information provided pursuant to this Section 2.03 confidential; provided; however; that nothing in this sentence shall prevent Sellers from using such information to exercise their right to dispute the calculation as set forth above or to file any required tax returns.

                        (g) In the event of any dispute regarding the
            calculation of the Earnout Payments or the enforcement of the provisions of this Section 2.03, the prevailing party shall be entitled to payment of its reasonable attorneys fees and expenses by the other party. In any such dispute the Sellers, in the aggregate, shall not be entitled to receive fees of more than one such counsel.

                        (h) In the event Buyer ceases competing, directly or
            indirectly, in the Business Intelligence, Content or Document Management markets (collectively, the "BI Markets"), Buyer will be subject to payment to the Sellers of a minimum Earnout Payment of $1,000,000, calculated and paid as provided in this Section 6.02A. Effective upon the date on which Buyer ceases competing in the BI Markets, Buyer will pay as Earnout Payments and at the times determined in accordance with the payment provisions of Section 2.03, an aggregate amount equal to $1,000,000 less the aggregate amounts paid as Earnout Payments with respect to Total Researcher Revenues as provided in Section 2.03, such amount to be paid ratably over the remaining fiscal quarters of the Earnout Period.

                                        3